Exhibit 10.35.1
Burlington Coat Factory Warehouse Corp
1830 Route 130
Burlington, New Jersey 08016
Tel: (609) 387-7800
Facsimile:  (609) 239-9675

February 26, 2010

Joyce Manning Magrini
122 Clarewill Avenue
Upper Montclair, NJ 07043

Re: Employment Agreement dated October 13, 2009 between Burlington Coat Factory Warehouse
Corporation and Joyce Manning Magrini

Dear Joyce:

We refer to the above referenced employment agreement (the “Employment Agreement”).  The Employment Agreement is hereby amended by replacing Section 3(i) in its entirety with the following:

For the period from the Commencement Date to the earlier of (x) twelve (12) months after the Commencement Date and (y) the time Executive sells her current residence in Upper Montclair, New Jersey (the “Current Home”) and relocates to a primary permanent residence within reasonable commuting distance from the Company’s principal offices in Burlington, New Jersey (the “New Home”), the Company will reimburse to the Executive, reasonable housing accommodations for Executive and her family (not to exceed $3,000.00 per month); provided, however, that commencing April 1, 2010 and continuing for the balance of the twelve month period referred to in clause (x) hereof, the reimbursement for housing accommodations shall be replaced by a housing allowance of $3,000 per month.  Executive acknowledges that she will be solely responsible for the excess of the amount of Executive’s actual cost of housing accommodations over $3,000.00 per month.

Except as set forth herein, all of the terms and conditions of the Employment Agreement are hereby confirmed and ratified.

Please signify your agreement with the foregoing by signing and returning an original of this letter.

Very truly yours,

Burlington Coat Factory Warehouse Corporation

By: /s/ Thomas A. Kingsbury
Thomas A. Kingsbury, President and CEO

Agreed:

/s/ Joyce Manning Magrini
Joyce Manning Magrini
Date: March 16, 2010